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                                                           Exhibits 5.1 and 23.2


                        [Snell & Smith, P.C. Letterhead]



                                 April 14, 1998


CNBT Bancshares, Inc.
5320 Bellaire Boulevard
Bellaire, Texas 77401

Ladies and Gentlemen:

     You propose to file today with the Securities and Exchange Commission a registration statement on Form S-4 (the "Registration Statement") relating to 5,054,181 shares of the Common Stock, $1.00 par value (the "Common Stock"), of CNBT Bancshares, Inc., a Texas corporation (the "Company") to be issued pursuant to the Agreement and Plan of Merger dated as of April __, 1998, between the Company, Citizens National Bank of Texas (the "Bank") and Citizens Bank, N.A., (the "Agreement"), by which the Bank will be reorganized under a one-bank holding company structure (the "Reorganization"). Under the Agreement, the Company will issue shares of its stock on a one-for-one exchange basis on the Effective Date of the Reorganization.

     We have been requested to furnish an opinion regarding certain legal matters to be included as an exhibit to the Registration Statement. The opinion set out below is rendered as of the date hereof and its applicability on any future date is conditioned upon the nonoccurrence of any event which would affect the validity of the issuance of Common Stock covered by the Registration Statement.

     In connection with this opinion, we have examined such records and documents as we have deemed relevant and necessary in order to render this opinion.

     We are of the opinion that the shares of Common Stock of the Company that may be issued under the Reorganization and that are the subject of the Registration Statement, when issued for the consideration provided for and in the manner and under the conditions set forth in the Agreement and the instruments under which they are granted, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our Firm included in the Registration Statement and in the Proxy Statement and Prospectus..

                                    Very truly yours,

                                    /s/ SNELL & SMITH, A Professional
                                         Corporation